                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 26)


                  Consolidated Capital Institutional Properties
--------------------------------------------------------------------------------
                        (Name of Subject Company (Issuer))

                        AIMCO Properties, L.P. -- Offeror
--------------------------------------------------------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                            Limited Partnership Units
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

--------------------------------------------------------------------------------
                 Name, address, and telephone numbers of person
               authorized to receive notices and communications on
                            behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee


Transaction valuation*                                     Amount of filing fee
$35,009,431                                                $7,001.88

* For purposes of calculating the fee only. This amount assumes the purchase of 81,989.30 units of limited partnership interest of the subject partnership for $427 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $7,001.88          Filing Party: AIMCO Properties, L.P.

Form or Registration No.: Schedule TO       Date Filed: May 16, 2000

                             ---------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]
         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  WC, BK

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    50,532.9
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    50,532.9
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    50,532.9
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]
         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 25.13%

         14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]
         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    50,532.90
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    50,532.90
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    50,532.90
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]
         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Approximately 25.13%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]
         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    112,470.40
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    112,470.40
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    112,470.40

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                                   [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 55.93%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE


         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    61,938.80
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    61,938.80
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    61,938.80
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Approximately 30.80%

         14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    61,938.80
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    61,938.80
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    61,938.80
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 30.80%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    11,365.60
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    11,365.60
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    11,365.60
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 5.65%

         14.      TYPE OF REPORTING PERSON

                  OO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  REEDY RIVER PROPERTIES, L.L.C.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a)    [ ]
                                                                         (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                               [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --
                  8.       SHARED VOTING POWER
                                    28,832.50
                  9.       SOLE DISPOSITIVE POWER
                                    --
                  10.      SHARED DISPOSITIVE POWER
                                    28,832.50
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    28,832.50
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                                [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Approximately 25.15%

         14.      TYPE OF REPORTING PERSON

                  OO

          AMENDMENT NO. 1 TO TENDER OFFER STATEMENT/AMENDMENT NO. 26 TO
                                  SCHEDULE 13D

         This Statement (the "Statement") constitutes (a) Amendment No. 1 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), relating to an offer to purchase units of limited partnership interest ("Units") of Consolidated Capital Institutional Properties (the "Partnership"); and (b) Amendment No. 26 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on December 19, 1994, by Insignia Financial Group, Inc. ("Insignia"), as amended by (i) Amendment No. 1, filed with the Commission on October 4, 1996, by Insignia, Liquidity Assistance, L.L.C. ("Liquidity Assistance"), Market Ventures, L.L.C. ("Market Ventures") and Andrew L. Farkas, (ii) Amendment No. 2, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT") and L. Farkas, (iii) Amendment No. 3, filed with the Commission on August 1, 1997, by Insignia, IPLP, IPT and Andrew L. Farkas, (iv) Amendment No. 4, filed with the Commission on October 30, 1997, by Reedy River Properties, L.L.C. ("Reedy River"), Insignia, IPLP, IPT and Andrew
L. Farkas, (v) Amendment No. 5, filed with the Commission on November 19, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on December 2, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on December 8, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas,
(viii) Amendment No. 8, filed with the Commission on December 10, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on December 16, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (x) Amendment No. 10, filed with the Commission on March 5, 1998, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (xi) Amendment No. 11, filed with the Commission on July 30,1998, by Cooper River Properties, L.L.C. ("Cooper River"), IPLP, IPT, Insignia and Andrew L. Farkas,
(xii) Amendment No. 12, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiii) Amendment No. 13, filed with the Commission on August 27, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiv) Amendment No. 14, filed with the Commission on September 2, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xv) Amendment No. 15, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvi) Amendment No. 16, filed with the Commission by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvii) Amendment No. 17, filed with the Commission on October 26, 1998, by Reedy River, IPLP, IPT, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), (xviii) Amendment No. 18, filed with the Commission on January 22, 1999, by Cooper River, Reedy River, IPLP, IPT, AIMCO OP, AIMCO-GP and AIMCO, (xix) Amendment No. 19, Filed with the Commission on June 10, 1999, by Cooper River, Reedy River, AIMCO/IPT, INC. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xx) Amendment No. 20, filed with the commission on July 8, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxi) Amendment No. 21, filed in the Commission on July 30, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxii) Amendment No. 22, filed with the Commission on November 22, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiii) Amendment No. 23, dated December 16, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiv) Amendment No. 24, dated

January 10, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (xxv) Amendment No. 25, dated May 16, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                       -----------------------------------

         The information in the "Offer to Purchase" of AIMCO Properties, L.P., dated May 15, 2000 (the "Offer") and the Supplement to the Offer to Purchase, dated June 12, 2000 , Exhibits (a)(1) and (a)(4) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule TO except as otherwise set forth below:

Item 10.  Financial Statements.

     The financial statements included in AIMCO OP's Annual Report on Form 10-K for the year ended December 31, 1999, which are listed on the Index to Financial Statements on page F-1 of such Report and for the Form 10-Q for the quarter ended March 31, 2000, are incorporated herein by reference. Such reports may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates and from the Commission's web site at www.sec.gov.

Item 12.  Exhibits.

     (a)(1) Offer to Purchase, dated May 15, 2000. (Previously filed.)
     (a)(2)(i)             Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1).)
     (a)(2)(ii)            Acknowledgment and Agreement. (Previously filed.)
     (a)(3) Letter, dated May 15, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)
     (a)(4)                Supplement to Offer to Purchase, dated June 12, 2000.
     (a)(5)                Letter of Transmittal and related Instructions.
                           (Annex I to Exhibit (a)(4).)
     (a)(6) Letter, dated June 12, 2000, from AIMCO OP to the limited partners of the Partnership.
     (b)(1) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)
     (b)(2) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)
     (b)(3) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, L.P., Bank of

                           America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Current Report on Form 10-Q for quarter ended March 31, 2000, is incorporated herein by this reference.)
     (d)                   Not applicable.
     (g)                   Not applicable.
     (h)                   Not applicable.
     (z)(1) Agreement of Joint Filing, dated May 15, 2000, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, Cooper River and Reedy River.
                           (Previously filed.)

Item 13.  Information Required by Schedule 13E-3.


         Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: June 12, 2000


                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                      (General Partner)

                                                  By: /s/ Patrick J. Foye
                                                      Executive Vice President

                                                  COOPER RIVER PROPERTIES,
                                                  L.L.C.

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                                  AIMCO/IPT, INC.

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                                  INSIGNIA PROPERTIES, L.P.


                                                  By: AIMCO/IPT, INC.
                                                      (General Partner)

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                                  REEDY RIVER PROPERTIES,
                                                  L.L.C.

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                                  AIMCO-GP, INC.

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                  EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------

     (a)(1) Offer to Purchase, dated May 15, 2000. (Previously filed.)
     (a)(2)(i)             Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1).)
     (a)(2)(ii)            Acknowledgment and Agreement. (Previously filed.)
     (a)(3) Letter, dated May 15, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)
     (a)(4)                Supplement to Offer to Purchase, dated June 12, 2000.
     (a)(5)                Letter of Transmittal and related Instructions.
                           (Annex I to Exhibit (a)(4).)
     (a)(6) Letter, dated June 12, 2000, from AIMCO OP to the limited partners of the Partnership.
     (b)(1) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties,
                           L.P., Bank of America, Bank Boston, N.A., and First
                           Union National Bank. (Exhibit 10.1 to AIMCO's Current
                           Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)
     (b)(2)                Amended and Restated Credit Agreement, dated as of
                           March 15, 2000, among AIMCO Properties, L.P., Bank of
                           America, Bank Boston, N.A., and First Union National
                           Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s
                           Annual Report on Form 10-K for the year ended
                           December 31, 1999, is incorporated herein by this reference.)
     (b)(3)                First Amendment to $345,000,000 Amended and Restated
                           Credit Agreement, dated as of April 14, 2000, among
                           AIMCO Properties, L.P., Bank of America, as
                           Administrative Agent, and U.S. Bank National
                           Association, as Lender. (Exhibit 10.4 to AIMCO's
                           Current Report on Form 10-Q for quarter ended March
                           31, 2000, is incorporated herein by this reference.)
     (d)                   Not applicable.
     (g)                   Not applicable.
     (h)                   Not applicable.
     (z)(1)                Agreement of Joint Filing, dated May 15, 2000, among
                           AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, Cooper
                           River and Reedy River.
                           (Previously filed.)